EXHIBIT 99.1

Trilogy Metals Announces Approved Program and Budget for the Ambler Access Project

VANCOUVER, BC, Feb. 7, 2022 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy" or the "Company") is pleased to announce that the Alaska Industrial Development and Export Authority ("AIDEA") has formally approved the proposed plan and budget for the 2022 summer field season activities and services of up to $30.8 million for the Ambler Access Project ("Ambler Access Project" or "AAP").  The cost will be shared 50/50 by AIDEA and Ambler Metals LLC ("Ambler Metals"), the joint venture operating company equally owned by Trilogy and South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY) ("South32").  All amounts are in US dollars.

2022 Ambler Access Project Budget and Proposed Field Work

The Board of AIDEA, a public corporation of the State of Alaska with the purpose to promote, develop and advance the general prosperity and economic welfare of the people of Alaska, has authorized up to $15.4 million for field season activities on the Ambler Access Project. These funds will be matched by up to another $15.4 million from Ambler Metals under the terms of the Ambler Access Development Agreement (the "Development Agreement") that was approved by the AIDEA Board on February 10, 2021, and subsequently executed by both parties. Both South32 and Trilogy have approved Ambler Metals portion of this budget.

The $15.4 million amount that Ambler Metals is contributing to this year's AAP budget is in addition to the $28.5 million that was approved by Trilogy and South32 for the 2022 program at the Upper Kobuk Mineral Projects ("UKMP").

During the 2022 field season, AIDEA will be carrying out additional work including, geotechnical investigations, right-of-way surveys, environmental studies, road and bridge engineering design work, and cultural resources work.

According to AIDEA, the AAP is expected to create thousands of new jobs resulting in over $5 billion in wages paid during the lifetime of the project and that the bulk of the work force required for the construction, management and maintenance of the road will be from the local communities. AIDEA is already holding job fairs in the local communities with a commitment to hire locally and benefit local villages.

Tony Giardini, President and CEO of Trilogy, commented, "It has been over 10 years since Trilogy formed its partnership with NANA Regional Corporation, Inc ("NANA"). This partnership has been a very productive and fulfilling experience for all sides. Since that time, Trilogy and now Ambler Metals, have been fully committed to our core values which include respect for the environment, Iñupiaq and Athapaskan subsistence cultures and the safety and wellbeing of all our employees. We have always taken extreme pride on our commitment to our native partners and have always worked hard to earn their trust. We believe our unparalleled track record and strong relationships with our local partners will ultimately prove to be successful in the development of the AAP and the development of the UKMP. Since 2004 to the formation of the Ambler Metals joint venture we invested $147 million into the UKMP. Subsequently, the joint venture invested $3.5 million and $22.6 million in 2020 and 2021, respectfully. Ultimately, there has been approximately $176 million invested in the Ambler Mining District over the years."

Simon Collins, Chief Development Officer of South32, commented, "Our participation in the Ambler Metals joint venture, which is studying the potential development of the UKMP, is fully aligned with South32's aim of reshaping our portfolio by increasing our exposure to the base metals that are important in a low carbon future. In line with our company's purpose and values, we are committed to progressing the UKMP in a way that minimizes social and environmental impact and is based on positive stakeholder relationships and the creation of opportunities for local communities."

Ramzi Fawaz, President and Chief Executive Officer of Ambler Metals, "We are looking forward to a busy and productive 2022 field season.  Ambler Metals will be recruiting for over 60 direct hire positions, ranging from geologists to heavy equipment operators.  Additionally, there will be approximately 50 positions hired through contractors working for us.  We are also pleased to announce that as part of our workforce development plans, Ambler Metals will be kicking off several vocational training programs involving participants from the NANA and Doyon regions. This in addition to the very successful scholarship program that Ambler has in place for deserving NANA Shareholders studying for future careers in the natural resources sector."

History of Ambler Access Project

  In 1980, President Jimmy Carter signed the Alaska National Interest Lands Conservation Act ("ANILCA") into law. ANILCA sought to balance the state's natural resource-based economy with environmental protection and preserve Alaskans' unique ways of life.
  ANILCA established 10 new federal parks, preserves, and monuments throughout Alaska while guaranteeing certain rights of access for subsistence, hunting, fishing, recreation, and other economic and social purposes. Access to and from the Ambler Mining District for resource development is guaranteed in Section 201(4) of ANILCA.
  In 2009, the Alaska Department of Transportation and Public Facilities ("DOT&PF") began evaluating multiple road and railroad routes that could provide access to the Ambler Mining District. Access to the District was assessed for both east and west alignments. As a result of these studies, a potential corridor was identified that would connect the Dalton Highway to the Ambler Mining District crossing the Gates of the Arctic National Preserve.
  In 2013, the project was transferred from DOT&PF to AIDEA, a public corporation of the State of Alaska. AIDEA's purpose is to promote, develop and advance the general prosperity and economic welfare of the people of Alaska.
  AIDEA undertook the project with the goal of forming a public-private partnership to finance, construct, operate and maintain the controlled industrial access road. The project approach is modeled on AIDEA's successful DeLong Mountain Transportation System ("DMTS"), which includes a 52-mile industrial access road from the Red Dog Mine to the DMTS shallow-water port. AIDEA worked with private industry to develop the DMTS industrial access road and the costs of road construction were paid back through tolls on road use.
  According to AIDEA, during the scoping period (which was extended from 90 days to over 330 days), the United States Bureau of Land Management ("BLM") held 15 public hearings in 13 communities and received more than 7,200 written comments. Subsequently, after the draft EIS was released in August 2019, the BLM held an additional 18 hearings in rural communities, hearings in two hub communities (Anchorage and Fairbanks), and a hearing in Washington, D.C. The BLM received an additional 29,000 written comments to the draft EIS which were scrutinized and incorporated into the final EIS. AIDEA has stated that the development and production of the the Joint Record of Decision ("JROD") and the Final Environmental Impact Statement ("FEIS"), which cost almost $5 million, was an extraordinarily high-quality and comprehensive analysis report, which, in their opinion, far surpasses the BLM's legal obligations.
  On July 23, 2020, the Company announced that the BLM issued the JROD and the FEIS for the AAP. Subsequently, a Section 404 Permit, which is governed by the Clean Water Act ("CWA"), was issued by the United States Army Corp. of Engineers ("USACE") to AIDEA.
  Lawsuits were filed shortly thereafter by a coalition of national and Alaska environmental non-government organizations in response to the BLM's issuance of the JROD for the Ambler Access Project. Subsequently NANA, AIDEA, Ambler Metals and the State of Alaska applied for and were granted intervenor status in the litigation.
  On January 6, 2021, BLM, the National Park Service and AIDEA signed Right-of-Way agreements giving AIDEA the ability to cross federally owned and managed lands along the route for the Ambler Access Project approved in the JROD. The authorizing documents with the two agencies are the final federal permits required for the Ambler Access Project.
  On February 10, 2021, AIDEA entered into the Development Agreement, a long-term agreement with Ambler Metals for shared pre-development costs of the Ambler Access Project. The Development Agreement is an agreement between AIDEA and Ambler Metals to contribute up to $35 million each for feasibility and permitting activities of the Ambler Access Project through the end of December 2024.
  During the second quarter of 2021, AIDEA signed a land access agreement with Doyon Limited to conduct feasibility and permitting activities to advance the Ambler Access Project and in September 2021 AIDEA signed a land access agreement with NANA to conduct similar activities.
  In October 2021, the Northwest Arctic Borough Assembly passed a resolution in support of the Ambler Access Project.
  On October 27, 2021, the federal defendants, which include the BLM, the USACE, United States Department of the Interior, the National Park Service and the United States Department of Transportation were granted a 60-day stay with respect to each of the lawsuits. The stay was granted through November 29, 2021.
  Throughout 2021, the Ambler Access Project made significant progress achieving multiple land access milestones, including rights-of-way ("ROW") between AIDEA, the National Park Service , and BLM as well as an AIDEA-Doyon land access agreement and an AIDEA-NANA land access permit.
  The agreement and permit with Doyon and NANA, respectively, are effective until December 31, 2024. Note that these are not ROW agreements. Project resources were added to advance the project through Final Feasibility and Permitting, including a dedicated program manager, external communications manager, and a team of contractors to complete nine critical scopes of work.
  On January 21, 2022, the federal defendants filed a request for an additional 30-day extension.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the Upper Kobuk Mineral Projects ("UKMP") in Northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 181,387 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, statements relating to the permitting and construction of the AAP, the timing and benefits of the AAP and the merits of the UKMP are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving whether the Alaska Industrial Development and Export Authority will build the AAP; the impact of the COVID-19 pandemic; success of exploration activities, permitting timelines, requirements for additional capital, government regulation of mining operations, environmental risks,  prices for energy inputs, labour, materials, supplies and services, uncertainties involved in the interpretation of drilling results and geological tests, unexpected cost increases and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2020 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/February2022/07/c5384.html

%CIK: 0001543418

For further information: Company Contacts: Patrick Donnelly, Vice President, Corporate Communications & Development, patrick.donnelly@trilogymetals.com, 604-630-3569; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 07-FEB-22